UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12.
Athersys, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Athersys, Inc., a Delaware corporation, or the Company, will be making the following disclosures during the proxy season.

Athersys will update its website, www.athersys.com, with the following information. The new page URL will be: https://www.athersys.com/investors/resources/annual-information/default.aspx.

A proxy statement has been filed with the Securities and Exchange Commission, or SEC, and is available for free at the SEC's website at www.sec.gov. The proxy statement is being mailed to stockholders on or about July 5, 2022. Stockholders are urged to read the proxy statement as it contains important information. The proxy statement provides information regarding the participants in the solicitation.

2022 Annual Meeting of the Stockholders

The 2022 Annual Meeting of Stockholders, or Annual Meeting, of the Company will be a virtual meeting and stockholders can participate online at http://www.virtualshareholdermeeting.com/ATHX2022 on July 28, 2022 at 8:30 AM Eastern Time. To attend the Annual Meeting, you will need the 16-digit control number located on your proxy card. Please keep your control number in a safe place so it is available to you for the meeting. Please allow ample time for online check-in, which will begin at 8:15 AM Eastern Time.

2022 Proxy Proposals

The Annual Meeting will be held for the following purposes:

1.To elect the five Directors nominated by the Board of Directors;
2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending     December 31, 2022;
3. To approve the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan;
4. To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock;
5. To approve, on an advisory basis, named executive officer compensation; and
6. To consider other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors asks that you vote “FOR” all the proposals on this year’s proxy.

Why Your Vote is Important

As a stockholder, you are a valued owner of the Company and your opinion matters. On or about July 5, 2022, revised proxy materials will be mailed out to the stockholders of record on June 9, 2022. Votes previously submitted will not count. Stockholders will need to vote again. Your vote is important. You may vote in several ways. We encourage you to vote early, ahead of the Annual Meeting. You may vote by filling out your proxy card and mailing it, voting online at www.proxyvote.com, calling 1-800-690-6903, aiming your camera phone at the QR code on your proxy card, or by voting in person at the virtual stockholder meeting on July 28, 2022.

More Information Regarding Proposal Four: Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Stock Split of the Company’s Common Stock

The Board recommends that our stockholders approve the proposal for an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio within a range of 1:15 to 1:30. If this proposal is approved, the Board, or an authorized committee of the Board, in its sole discretion, will have the authority to decide, within 12 months from the Annual Meeting, whether to implement the reverse stock split and the exact ratio of the split within the ratio range, if it is to be implemented.

The Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of the
Company’s common stock. The Board believes that the reverse stock split would, among other things, (a) better enable the Company to maintain the listing of its common stock on NASDAQ, (b) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities, and (c) better enable the Company to restructure itself and to raise funds to finance its planned operations.
The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus potentially improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the common stock.

You will find more detail about this proposal in our proxy statement found on our website. The Board of Directors asks that our stockholders vote “FOR” all the proposals on this year’s proxy. On behalf of all of us at Athersys, we thank you and appreciate your support.

Athersys will release the following social media messages:

To our Athersys stockholders, our revised proxy statement was filed today. Your updated proxy materials should be arriving soon. Previous votes will not be counted, so it is important that all stockholders vote again on the updated proposals. Please use the control number included on your proxy card to vote in advance of the annual meeting: www.proxyvote.com

To our stockholders, your vote in this year’s proxy impacts the future of your investment in Athersys. Previous votes submitted will not be counted, so we need your help in voting again. Click to VOTE TODAY! (Link will direct to www.proxyvote.com)

Athersys encourages our stockholders to vote in favor of all proposals in advance of this year’s annual meeting. Please have your control number from your proxy card handy and vote today at www.proxyvote.com.

Every vote matters! As our annual meeting approaches on July 28th, it is important to return your proxy card by mail, vote by phone using the toll-free number included on your proxy card or vote online at www.proxyvote.com. Remember to save your control number to ask questions at the annual stockholder meeting. Thank you for your participation!